Exhibit 99.1
Chart Industries Reports $40 Million Prepayment of Debt
Cleveland, Ohio – June 18, 2007 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported that it has prepaid $40 million of long-term senior secured debt.
The Company received $38.3 million of proceeds from the sale of shares of common stock to cover over-allotments as part of its secondary stock offering completed on June 12, 2007. The proceeds, along with existing available cash, were used to prepay the Company’s variable-rate senior secured long-term debt, reducing the Company’s total long-term debt to $250 million. No penalties were incurred as a result of this prepayment and the Company expects to save almost $3.0 million in interest payments annually based on current rates.
“The successful completion of our recent secondary stock offering enabled us to make the prepayment of debt,” stated Sam Thomas, Chart Industries, Inc. Chairman, President and Chief Executive Officer. “We believe our solid capital structure positions us well for continued growth.”
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
http://www.b2i.us/irpass.asp?BzID=1444&to=ea&s=0
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer
216-626-1216
michael.biehl@chart-ind.com